Exhibit 21
Subsidiary Information for The Mosaic Company
Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
Mosaic Canada Crop Nutrition, LP	Manitoba
Mosaic Canada ULC	Nova Scotia
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Esterhazy B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Fertilizantes do Brasil Ltda.	Brazil
Mosaic Fertilizer, LLC	Delaware
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Global Holdings Inc.	Delaware
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Global Operations Inc.	Delaware
Mosaic Potash Carlsbad Inc.	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Potash B.V.	Netherlands
Mosaic USA Holdings Inc.	Delaware
MosCo Luxembourg	Luxembourg
MVM Resources International B.V.	Netherlands
Phosphate Acquisition Partners LP.	Delaware
PRP-GP LLC	Delaware
The Vigoro Corporation	Delaware
MV Fertilizer Netherlands B.V.	Netherlands
Mosaic Brazil Fertilizantes B.V.	Netherlands
Mosaic Fertilizantes Netherlands C.V.	Netherlands
GNS Luxembourg	Luxembourg
Bayovar Holdings	Luxembourg
South Ft. Meade Land Management, Inc.	Delaware
Mosaic Global Sales, LLC	Delaware
Mosaic Phosphates B.V.	Netherlands
Mosaic Berg B.V.	Netherlands
Compañia Minera Miski Mayo S.R.L.	Peru
Tampa Port Services, LLC.	Delaware